Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 and Prospectus of our report of independent registered public accounting firm dated March 31, 2026, relating to the consolidated financial statements of NexGel, Inc. (the “Company”) as of and for the years ended December 31, 2025 and 2024, which appear in the consolidated financial statements of the Company’s Annual Report (Form 10-K) for the year ended December 31, 2025. Our report includes an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” included in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P.

Dallas, Texas

August 20, 2026